                                                                     EXHIBIT 4.1











                              STAFF LEASING, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                              STAFF LEASING, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS

1.   PURPOSE...............................................................   9
2.   DEFINITIONS...........................................................   9
3.   ELIGIBILITY AND PARTICIPATION.........................................  10
4.   PAYROLL DEDUCTIONS....................................................  10
5.   CASH WITHDRAWALS AND DISTRIBUTIONS UPON TERMINATION OF PARTICIPATION..  11
6.   GRANT OF OPTION AND OPTION EXERCISE PRICE.............................  11
7.   EXERCISE OF OPTION....................................................  12
8.   DELIVERY..............................................................  12
9.   STOCK SUBJECT TO ESPP.................................................  12
10.  ADMINISTRATION........................................................  13
11.  ADMINISTRATIVE FEES...................................................  13
12.  TRANSFERABILITY.......................................................  13
13.  DESIGNATION OF BENEFICIARY............................................  13
14.  REPORTS...............................................................  14
15.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION............................  14
16.  CONDITIONS UPON ISSUANCE OF SHARES....................................  14
17.  LEGENDS...............................................................  15
18.  AMENDMENT OR TERMINATION..............................................  15
19.  NOTICES...............................................................  15
20.  NO CONTRACT...........................................................   8
21.  HEADINGS AND CONSTRUCTION.............................................   8
22.  APPROVAL OF STOCKHOLDERS..............................................   8

                              STAFF LEASING, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Staff Leasing, Inc. Employee Stock Purchase Plan (the "ESPP") is to provide employees of Staff Leasing, Inc., a Florida corporation (the "Company"), with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of common stock of the Company ("Common Stock"). The Company intends the ESPP to qualify as an employee stock purchase plan under
Section 423 of the Internal Revenue Code. Accordingly, the provisions of the ESPP shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423. The ESPP was adopted by the Board of Directors on March 14, 2001 and shall become effective July 1, 2001.

     2.   Definitions.

          (a)     "Board of Directors" means the board of directors of the
                   ------------------
     Company.

          (b)     "Code" means the Internal Revenue Code of 1986, as amended.
                   ----

          (c)     "Compensation" shall mean all regular gross wages exclusive of
                   ------------
     commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation; except as the Company may otherwise determine from time to time pursuant to rules uniformly applied.

          (d)     "Designated Subsidiaries" shall mean the Subsidiaries which
                   -----------------------
     have been designated by the Board of Directors from time to time in its sole discretion as eligible to participate in the Plan.

          (e)     "Eligible Employee" means any Employee of the Company or a
                   -----------------
     Designated Subsidiary, excluding:

                  (1)    any Employee who customarily is employed for twenty
          (20) hours per week or less;

                  (2) any Employee who would own (immediately after the grant of an option under the ESPP and applying the rules of Code Section 424(d) in determining stock ownership) shares, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Parent or Subsidiary; and

                  (3) any Employee who customarily is employed for five (5) months or less.

          (f)     "Employee" means any common law employee employed by the
                   --------
     Company or a Subsidiary.

          (g)     "Entry Date" means the first day of each Offering Period.
                   ----------

          (h)     "Offering Period" means each six-month period beginning
                   ---------------
     January 1 and July 1.

          (i)     "Parent" means a corporation (other than the Company) in an
                   ------
     unbroken chain of corporations ending with the Company if, at the time of the granting of the option hereunder, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (j)     "Participant" means an Eligible Employee who participates in
                   -----------
     the ESPP pursuant to Paragraph 3.

          (k)     "Subsidiary" means a corporation (other than the Company) in
                   ----------
     an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option hereunder, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3.   Eligibility and Participation.

          (a)     Any person who has been an Eligible Employee at least ninety
     (90) days prior to an Entry Date shall be eligible to become a Participant in the ESPP beginning on that Entry Date and shall become a Participant as of that Entry Date by completing an authorization form provided by the Company, in the form and containing the terms and conditions as the Company from time to time may determine, and filing it with the Company by the date required by the Company.

          (b) Any Eligible Employee who completes the 90-day waiting period during an Offering Period may become a Participant in the ESPP as of the first day of the next Offering Period and shall become a Participant as of such date by completing an authorization form provided by the Company, in the form and containing the terms and conditions as the Company from time to time may determine, and filing it with the Company by the date required by the Company.

          (c) A person shall cease to be an active Participant upon the earliest to occur of:

                  (1) the date of a termination of employment from the Company and all Designated Subsidiaries, for any reason, before the last day of the Offering Period;

                  (2) immediately following a cessation of payroll deductions for the Participant under Paragraph 4(c); or

                  (3) the date of a withdrawal by the Participant under Paragraph 5.

     4. Payroll Deductions. A Participant may contribute to the ESPP through payroll deductions as follows:

          (a) A Participant shall on his authorization form elect to have payroll deductions made from his Compensation at a rate which, expressed as a percentage, shall be at least one percent (1%) and not exceed ten percent (10%) of his Compensation.

          (b) Payroll deductions for a Participant shall commence for Compensation paid during the Offering Period for which the authorization form is effective and shall continue for successive Offering Periods until the effective date of an Employee's authorization to change the rate of his payroll deductions or stop payroll deductions.

          (c) A Participant may change the rate of his payroll deductions effective on the first day of any Offering Period, provided the Employee files with the Company his authorization form by the date required by the Company. However, a Participant may elect to decrease or stop payroll deductions effective as of the first day of the payroll period coinciding with or immediately following the Company's processing the Participant's request.

          (d) All payroll deductions made for a Participant shall be credited to his account under the ESPP. All payroll deductions made from Participants' Compensation under the ESPP shall be commingled with the general assets of the Company and no separate fund shall be established. Participants' accounts are solely for bookkeeping purposes and the Company shall not be obligated to pay Participants interest on account balances.

     5.   Cash Withdrawals and Distributions upon Termination of Participation.

          (a) A Participant may elect to withdraw the balance of the cash credited to his account under the ESPP by giving written notice to the Company prior to the date specified by the Company before the end of the then current Offering Period.

          (b) The Company shall pay the cash balance of a Participant's account to the Participant as soon as administratively feasible following the date of processing of the withdrawal request or the date a person otherwise ceases to be an active Participant prior to the last day of an Offering Period pursuant to Paragraph 3(c), as applicable.

          (c) On the date of the Company's receipt and processing of a Participant's withdrawal request or the date a person otherwise ceases to be an active Participant pursuant to Paragraph 3(c), the Participant's outstanding options under the ESPP shall immediately terminate. A Participant who receives a withdrawal of the cash balance of his or her account under the ESPP shall not be entitled to participate in the ESPP until the next Entry Date.

          (d) If a Participant withdraws the cash balance of his account, no further payroll deductions will be made from the Participant's Compensation during that Offering Period.

     6.   Grant of Option and Option Exercise Price.

          (a) As of the beginning of each Offering Period, a Participant is granted an option to purchase a whole number of shares at eighty-five percent (85%) of the lesser of the fair market value as of the first day of each Offering Period or the last day of each Offering Period up to an amount which does not exceed the Participant's payroll deduction for that Offering Period. The option price of each share of Common Stock to be purchased with a Participant's account during a Offering Period shall be equal to eighty-five percent (85%) of the lesser of the fair market value of one share of Common Stock on the first day of the Offering Period or the fair market value of one share of Common Stock on the last day of the Offering Period. The maximum number of shares of Common Stock for which a Participant may be granted purchase rights for an Offering Period is 500.

          (b) Notwithstanding the preceding subparagraph or any other provisions of the ESPP, no Participant shall be granted an option which permits his rights to purchase shares under all employee stock purchase plans of the Company and its Parent and Subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of the shares (determined at the time the option is granted) for each calendar year in which such stock option is outstanding at any time.

          (c) For purposes of the preceding subparagraphs, the fair market value of a share of Common Stock on the first and last day of each Offering Period shall be determined as of each such date, or the most immediately preceding business day with respect to which the information required in the following clauses is available, as follows:

                  (1) if the Common Stock is traded on a national securities exchange, the closing sale price on that date;

                  (2) if the Common Stock is not traded on any such exchange, the closing sale price as reported by the NASDAQ Stock Market;

                  (3) if no such closing sale price information is available, the average of the closing bid and asked prices as reported by the NASDAQ Stock Market; or

                  (4) if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service.

          (d) All options granted during an Offering Period shall expire on the last day of that Offering Period.

     7. Exercise of Option. Unless a timely withdrawal has been effected pursuant to Paragraph 5 above, a Participant's option for the purchase of shares during an Offering Period will be automatically exercised for him on the last day of each Offering Period for the purchase of the maximum number of whole shares which the Participant's account on that day can purchase at the option exercise price; subject to the limitations under Paragraph 6 above. Any funds remaining after the exercise of a Participant's option shall be held and will be available for purchases of shares on the last day of the next succeeding Offering Period.

     8. Delivery. As soon as administratively feasible after the last day of each Offering Period, the Company shall deliver to a custodian designated by the Plan Administrator (as defined in Paragraph 11 below), the shares of Common Stock purchased upon the exercise of option rights. No less frequently than annually, at such times as the Plan Administrator shall prescribe, a Participant may elect to have such shares delivered to the Participant or to an account established by the Participant with any brokerage firm. If a Participant ceases to be an active Participant due to any event described in Paragraph 3(c)(1), shares of Common Stock credited to the Participant's account shall be deliverable as soon as administratively practicable. A Participant may not direct the Plan Administrator to sell any shares of Common Stock credited to his or her account, regardless of whether such shares are otherwise immediately deliverable to him or her. The cost of any disposition of shares of Common Stock acquired through participation in the Plan shall be the sole responsibility of the Participant.

     9.   Stock Subject to ESPP.

          (a) The shares of Common Stock to be sold to Participants under the ESPP may, at the election of the Company, be either treasury shares, shares originally issued for such purpose or shares acquired on the open market. The maximum number of shares made available for sale under the ESPP shall be 350,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 15. If the total number of shares for which options are to be exercised in accordance with Paragraph 7 exceeds the number of shares then available under the ESPP, the Company shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

          (b) A Participant will have no interest in shares covered by his option until a certificate for such shares is issued.

          (c) Shares to be delivered to a Participant under the ESPP will be registered in the name of the Participant, or if so directed by the Participant and if permissible under applicable law, in the names of the Participant and one other person designated by the Participant, as joint tenants with rights of survivorship.

          (d) Shares of Common Stock purchased under the terms of the Plan may not be sold for a period of thirty (30) days following the last day of the applicable Offering Period.

     10. Administration. The ESPP shall be administered by the Company or its designee (the "Plan Administrator"). Subject to the provisions of the ESPP, the Plan Administrator shall have full and conclusive authority to interpret the ESPP; to prescribe, amend and rescind rules and regulations relating to the ESPP; and to make all other determinations necessary or advisable for the proper administration of the ESPP. The Plan Administrator's decisions shall be final and binding. The Plan Administrator may delegate the duty to perform administrative functions.

     11. Administrative Fees. The Plan Administrator may charge Participants' accounts for reasonable administrative fees to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan.

     12. Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant with the exception of by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, or other disposition other than by will or by the laws of descent or distribution shall be without effect.

     13.  Designation of Beneficiary.


          (a) A Participant may file with the Company a written designation of a beneficiary who is to receive any cash to his or her credit under the Plan in the event of the Participant's death before an Exercise Date, or any shares of Common Stock and cash to his or her credit under the Plan in the event of the participant's death on or after the last day of an Offering Period but prior to the delivery of such shares and cash. A beneficiary may be changed by the Participant at any time by notice in writing to the Company.

          (b) Upon the death of a Participant and upon receipt by the Company of proof of the identity and existence at the time of the Participant's death of a beneficiary designated by the Participant in accordance with the immediately preceding subparagraph, the Company shall deliver such shares or cash, or both, to the beneficiary. In the event a Participant dies and is not survived by a then living or in existence beneficiary designated by him in accordance with the immediately preceding subparagraph, the Company shall deliver such shares or cash, or both, to the personal representative of the estate of the deceased Participant. If to the knowledge of the Company no personal representative has been appointed within ninety (90) days following the date of the participant's death, the Company, in its discretion, may deliver such shares or cash, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Company then to such other person as the Company may designate.

          (c) No designated beneficiary shall, prior to the death of the participant by whom the beneficiary has been designated, acquire any interest in the shares or cash credited to the participant under the Plan.

     14. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of accounts will be given to Participants as soon as practicable following the last day of each Offering Period, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

     15.  Adjustments Upon Changes in Capitalization  .

          (a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares of Common Stock, an appropriate adjustment shall be made by the Plan Administrator to the number and kind of shares available for the granting of options, to which outstanding options shall be exercisable, and to the maximum number of shares purchasable, as specified under Paragraph 6(a). No fractional shares shall be issued or optioned in making any such adjustments. All adjustments made by the Plan Administrator under this paragraph shall be conclusive.

          (b) In the event of or in anticipation of a merger, consolidation or other reorganization of the Company or tender offer for shares of Common Stock, the Plan Administrator may make such adjustments with respect to options and take such other action as it deems necessary or appropriate to reflect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new options, the termination of outstanding options for cash, the adjustment of outstanding options, or the acceleration of options.

          (c) The grant of an option pursuant to the ESPP shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

          (d) The Board of Directors shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing or properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Board of Directors determines in its sole discretion advisable which are consistent with the Plan.

     16. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitations, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     17. Legends. The Company reserves the right to place an appropriate legend on any certificate representing shares of Common Stock issuable under the Plan with any such legend reflecting restrictions on the transfer of the shares as may be necessary to reflect the terms of the Plan, to assure the availability of applicable exemptions under federal and state securities laws, or both.

     18. Amendment or Termination. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, this Plan, or Employees are subject. No amendment or termination of the Plan shall adversely affect the rights of an Employee without his consent with respect to Common Stock previously acquired under the Plan.

     19. Notices. All notices or other communications by a Participant to the Company under or in connection with the ESPP shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company.

     20. No Contract. The ESPP shall not be deemed to constitute a contract between the Company or any Subsidiary and any Employee or to be a consideration or an inducement for the employment of any Employee. Nothing contained in the ESPP shall be deemed to give any Employee the right to be retained in the service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee at any time, regardless of the effect which such discharge shall have upon him or her as a Participant.

     21. Headings and Construction. The headings to Paragraphs in the ESPP have been included for convenience of reference only. The ESPP shall be interpreted and construed in accordance with the laws of the State of Florida.

     22. Approval of Stockholders. The ESPP shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the adoption of the ESPP by the Board of Directors. The ESPP is conditioned upon the approval of the stockholders of the Company, and failure to receive their approval shall render the ESPP and all outstanding options issued thereunder void and of no effect.

IN WITNESS WHEREOF, the Company has caused this ESPP to be executed as of this 14th day of March, 2001.


                                                STAFF LEASING, INC.


                                                By: /s/ Michael K. Phippen
                                                   -----------------------------
                                                Title: Chief Executive Officer

ATTEST:

/s/ John E. Panning
------------------------------
Title: Chief Financial Officer

         [CORPORATE SEAL]